                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                _______________


                                  FORM 8-A/A
                                AMENDMENT NO.1


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 CYGNUS, INC.
              (Exact name of registrant as specified in charter)


          DELAWARE                  0-18962                 94-2978092
   (State of incorporation        (Commission             (IRS Employer
      or organization)             File Number)          Identification No.)

           400 Penobscot Drive, Redwood City, California, 94063-4719
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (650) 369-4300

       Securities to be registered pursuant to Section 12(b) of the Act:

                        PREFERRED STOCK PURCHASE RIGHTS
                               (Title of Class)

                         NASDAQ NATIONAL MARKET SYSTEM
                              (Name of exchange)

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     NONE
                               (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

         On October 26, 1998, Cygnus, Inc. ("Cygnus" or the "Company") amended its Rights Agreement, dated September 21, 1993, (the "Rights Agreement"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors" (the "First Amendment to the Rights Agreement"). This First Amendment to the Rights Agreement was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers, Inc. decision has cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "dead-hand" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision which provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While the Company's Rights Agreement differed in significant respects from the plan considered in the Toll Brothers case, particularly as regards to the "Continuing Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Agreement. The Form of First Amendment to the Rights Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

         On October 27, 1998, Cygnus amended and restated the Rights Agreement in its entirety (the "Amended and Restated Rights Agreement") in order to: (i) create an exception from the definition of "Acquiring Person" for a certain holders of convertible notes (the "Notes") issued by the Company pursuant to an Indenture dated as of February 3, 1998, as amended, (ii) increase the threshold of beneficial ownership needed to become an Acquiring Person from 15% to 20%, and (iii) make certain additional changes needed for the Rights Agreement to reflect the Company's reincorporation from California to Delaware. The amendments to create an exception from the definition of Acquiring Person for holders of the Notes and to increase the threshold of beneficial ownership necessary to become an Acquiring Person was raised from 15% to 20% were made because the convertibility feature of the Notes makes it possible that a holder of the Notes might eventually become the beneficial owner of a significant amount of the Company's outstanding common stock, and thereby inadvertently trigger the exercisability of the Rights under the Rights Agreement. The Board of Directors deemed in advisable to amend and restate the Rights Agreement in its entirety in light of the foregoing amendments, the Company's reincorporation from California to Delaware in 1995 and the passage of time since the adoption of the Rights Agreement in 1993. The Form of Amended and Restated Rights Agreement is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

                                       2.
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Item 2.  Exhibits.
         --------

99.1     First Amendment to the Rights Agreement.

99.2     Amended and Restated Rights Agreement.



                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                        CYGNUS, INC.



DATE:  December 11, 1998                By:   /s/ John C. Hodgman
                                           ------------------------
                                           John C. Hodgman
                                           President, Chief Executive Officer
                                           and Chief Financial Officer

                                       3.
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                                 EXHIBIT INDEX


EXHIBIT
NUMBER                   DOCUMENT DESCRIPTION
------                   --------------------


99.1     First Amendment to Rights Agreement.

99.2     Amended and Restated Rights Agreement.